Exhibit 99.1

NEWS RELEASE

Contact:

Michael Kady

For Release:

Immediately

1-800-345-9680

Quipp Announces First Quarter Results

And Completion of Newstec Consolidation

———————

Board Also Announces Quarterly Dividend Payable on September 1, 2006 to Shareholders of Record on August 1, 2006

Miami, FL, May 5, 2006 – Quipp, Inc. (Nasdaq: QUIP) reported a net loss of $249,000 ($0.17 per basic and diluted share) for the first quarter of 2006 compared to net income of $129,000 ($0.09 per basic and diluted share) in the same period of last year. Revenues during this year’s first three months totaled $5,260,000 reflecting a 36%decline from $8,275,000 reported in the first quarter of a year ago.

Michael Kady, Quipp’s President and Chief Executive Officer, stated that, “Last year, we recognized the majority of revenues related to a large project for the Boston Globe in the first quarter. In 2006, no comparable project was completed during the January – March period. In addition, although we entered the year with the strongest order backlog in recent years, many of the larger orders in the backlog were scheduled for shipment after March 2006. These factors contributed to a difficult year-to-year first quarter revenue comparison.

“Also during the first quarter, additional costs associated with the February 28th closure of the Newstec operation in Walpole, Massachusetts were incurred. While the decision to accelerate the integration of operations into our Miami plant adversely affected our financial results for the fourth quarter 2005 and first quarter 2006, the benefits of consolidation will now be realized earlier than originally anticipated.”

Mr. Kady also noted that, “First quarter customer demand fell below our recent new order trend line as we had forecast. Our prediction was based on two factors. First, some customers placed orders toward the end of 2005, that they had intended to place in the first quarter of 2006, to avoid a price increase that was effective on January 1, 2006. Second, customer demand has been traditionally weak during the quarter preceding our NEXPO trade show, which was held at the beginning of April this year. Despite the reduced order input rate, backlog remains at a healthy level heading into the second quarter. In addition, as is normally the case, quotation activity has risen significantly following NEXPO.”

New orders during the 2006 first quarter totaled $4,468,000 compared to $8,707,000 in the fourth quarter of 2005 and $3,690,000 during the first quarter of a year ago. Backlog at March 31, 2006 amounted to $12,800,000 reflecting a modest decline from $13,524,000 at December 31, 2005, but remaining substantially above the $4,128,000 at March 31, 2005.

The Company’s balance of cash and marketable securities decreased to $4,971,000 at March 31, 2006 from $5,865,000 at December 31, 2005. Much of the reduction in cash and marketable securities is due to a significant build-up of inventory to support anticipated shipments of current backlog.

Quipp also announced that its Board of Directors has declared a dividend of $.05 per share payable on September 1, 2006 to shareholders of record on August 1, 2006.

	Quarter Ended March 31,
	2006 (unaudited)	2005 (unaudited)
(000's omitted, except per share data)

Net Sales	$5,260	$8,275

Net (Loss) Income	$(249)	$129

Basic and diluted (loss) earnings per share	$(0.17)	$0.09

Due to the significant amount of intangible assets acquired with the purchase of Newstec, non-cash amortization charges affect net income to a more material degree than was previously the case. Immediately following the Newstec acquisition, Quipp began reporting EBITDA principally to illustrate the impact of the non-cash amortization charges. The following table provides a reconciliation of net income to EBITDA for the three-month periods ending March 31, 2006 and 2005. Management believes that the presentation of EBITDA will be useful to investors because it will assist them in evaluating management’s performance in connection with the Company’s core operations by excluding charges that are not reflective of the day-to-day operations of the Company.

	Quarter Ended March 31,
(000's omitted)	2006	2005

Net Income	$(249)	$129

Add (Deduct):
Net Interest Income	(37)	(38)
Income Taxes	(169)	86
Depreciation	58	59
Amortization	131	29

EBITDA	$(266)	$265

CAUTIONARY STATEMENT: This press release contains forward-looking statements that address, among other things, decline in customer orders preceding NEXPO, consolidation costs and the timing of anticipated benefits to be realized from the integration of Quipp and Newstec operations. Actual results could differ materially from those described in the forward looking statements due to, among other things, economic conditions generally and in the newspaper industry, our competition for new orders, cancellation of orders, and delays in shipments, installations and the effectiveness of consolidation of Quipp and Newstec operations.